Exhibit 5.1

June 15, 2004

Digital Recorders, Inc.
5349 Sherry Lane, Suite 1050
Dallas, TX 75225
Attention: David L. Turney

Re:	Registration Statement on Form S-8

     Dear Mr. Turney:

         We have acted as counsel to Digital Recorders, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about June 17, 2004, under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 1,214,500 shares of common stock, par value $.10 per share (the “Common Stock”), of the Company that may have been offered, or that may be offered, through the Digital Recorders, Inc. 1993 Incentive Stock Option Plan (the “Incentive Plan”) and the Digital Recorders, Inc. 2003 Stock Option Plan (the “Stock Option Plan,” and together with the Incentive Plan, the “Plans”).

         In connection with the foregoing, we have examined and relied upon the original, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments, and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. We are familiar with the corporate proceedings of the Company relating to the adoption of the Plans and the proposed issuance of the Common Stock pursuant to the Plans. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Further, in rendering this opinion, we have assumed that all options pursuant to which any of the shares of Common Stock being registered may be issued have been or will be granted in accordance with the terms of the applicable Plan, and that the exercise of each option pursuant to which any of such shares are hereafter issued will be effected in accordance with the terms of the applicable Plan and the related option agreement.

         Based upon our examination of, and reliance on, the documents and other matters described above, we advise you that in our opinion the Common Stock, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
By:	/s/ David M. Furr
David M. Furr